JNL Series Trust 485BPOS

Ex. 99.28(d)(25)(iii)

Amendment to Amended and Restated Sub-Advisory Agreement Between

Jackson National Asset Management, LLC and Invesco Advisers, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Sub-Advisory Agreement effective September 1, 2022, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust has approved the following, effective April 27, 2026:

1)	the replacement of the Sub-Adviser for the JNL/Invesco Diversified Dividend Fund;

2)	the reorganization of the JNL/Invesco Global Growth Fund into another fund of the Trust; and

3)	fee changes for the JNL/Invesco Small Cap Growth Fund.

Whereas, the Parties have agreed to amend the Agreement to remove the JNL/Invesco Diversified Dividend Fund and the JNL/Invesco Global Growth Fund and to update fees for the JNL/Invesco Small Cap Growth Fund, effective April 27, 2026.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2026, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2026, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 27, 2026.

Jackson National Asset Management, LLC		Invesco Advisers, Inc.
/s/ Emily J. Bennett
By:		By:	/s/ Nicole Filingeri
Name:	Emily J. Bennett	Name:	Nicole Filingeri
Title:	VP and Deputy General Counsel	Title:	Vice President

Schedule A

Dated April 27, 2026

Fund
JNL/Invesco Small Cap Growth Fund

A-1

Schedule B

Dated April 27, 2026

(Compensation)

JNL/Invesco Small Cap Growth Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $200 million	0.450%
$200 million to $400 million	0.425%
$400 million to $1.75 billion	0.400%
Amounts over $1.75 billion	0.350%

(1)	For the purpose of calculating the sub-advisory fee for the JNL/Invesco Small Cap Growth Fund or any fund to be sub-advised by the Sub-Adviser, the following fee discount shall apply if (i) the Sub-Adviser manages at least two sub-advised 1940 Act-registered funds for the Adviser and (ii) if those funds have a combined AUM of at least $2.5 billion, and shall be calculated based on the average daily aggregate net assets of the funds: 2.5% fee reduction for assets between $0 and $2.5 billion, 3.0% fee reduction for assets between $2.5 billion and $5 billion, 5% fee reduction for assets between $5 billion and $7.5 billion, 7.5% fee reduction for assets between $7.5 billion and $10 billion, a 10% fee reduction for assets over $10 billion.

B-2